Exhibit 99.1

inContact Reports Second Quarter 2011 Financial Results

Quarterly Highlights Include Record Consolidated Revenue and

Strong Q2 2011 Software Bookings

SALT LAKE CITY – August 4, 2011 – inContact, Inc. (NASDAQ: SAAS), the leading provider of on-demand contact center software and contact center agent optimization tools, today reported financial results for the second quarter ended June 30, 2011.

Said Paul Jarman, inContact CEO, “I am pleased to report another strong quarter of progress and continued momentum for inContact. We achieved record consolidated and software segment revenue, and the best second quarter software bookings in the company’s history. We closed 33 new customers and 14 expansion deals, for a total of 47 new contracts in the quarter. In addition, we recently announced several new enterprise customer wins including a new Fortune 500 customer, a global communications company, as well as one of the leading hospitality brands in the United States. We now have 23 of the Global or Fortune 500 as software customers and nine customers that bill more than $500,000 per year.”

Revenue

Consolidated revenue for the quarter ended June 30, 2011 was $21.7 million versus $20.4 million for the same period in 2010. This record consolidated revenue reflects an increase of $1.2 million in software segment revenue and an increase of $123,000 in telecom segment revenue. Software segment revenue totaled $9.5 million for the quarter ended June 30, 2011, an increase of 14% from Q2 2010. Q2 was the first time in the last 4 years that quarterly telecom revenue has increased year-over-year, driven by increases in software-related telecom revenue.

Gross Margin

Gross margin percentage was 42% in the second quarter compared to 43% for the same period in 2010. Gross margin was impacted principally by the software segment investments mentioned below. On a cash basis, consolidated gross margin percentage was 48% in both Q2 2010 and 2011.

The Q2 2011 software segment gross margin was 58% versus 61.5% in Q1 2011, and excluding non-cash charges was 70% for the quarter. This decrease in gross margin is principally attributable to higher non-cash depreciation and amortization, strategic investments in our new international facilities, as well as third party software license costs. Second quarter telecom segment gross margin was 29%.

Net (Loss) Income

Net loss for the quarter ended June 30, 2011 was $2.1 million, or ($0.06) per share, as compared to a net loss of $63,000 or ($0.00) per share for the same period in 2010. This decrease in net results is primarily due to additional investment in our sales and marketing initiatives of approximately $1.3 million, a non-cash change in the fair value of certain warrants of $360,000, one-time charges related to personnel expenses of $330,000 and an incremental investment of approximately $100,000 in product development. Q2 was the last quarter that these warrants could impact our results, as they were exercised during the quarter.

EBITDAS

Earnings before interest, taxes, depreciation and amortization and stock-based compensation (“EBITDAS”) for the second quarter was $54,000 versus $1.7 million during the same period in 2010. EBITDAS for the quarter was impacted by the additional investment in of our sales and marketing initiatives of approximately $1.3 million, and the one-time general and administrative expense of approximately $330,000 related to one-time personnel costs mentioned above. EBITDAS is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below). Q2 2011 represents the 12th consecutive quarter of positive EBITDAS.

Jarman concluded, “We believe that inContact has never been better positioned to leverage the significant opportunities ahead of us. During the quarter we significantly strengthened the balance sheet, executed a strategic partnership with Siemens Enterprise Communications, a major industry player, and received two prestigious industry awards for our software solutions. In addition we achieved record Q2 software segment bookings, with a stronger sales pipeline entering Q3 than entering Q2. Finally, we continue to see increasing adoption of cloud-based solutions within the contact center market. As a result of these trends, we are confident that we can continue to accelerate our year-over-year quarterly software segment revenue growth rate and in the process deliver strong value for our shareholders in the second half of the year.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our second quarter 2011 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-800-894-5910

International: +1-785-424-1052

Conference ID#: 7INCONTACT

An audio file of the call will be available after August 8, 2011 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until August 11, 2011:

Toll-free replay number: 1-877-870-5176

International replay number: +1-858-384-5517

Replay Pin Number: 12325

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)

(in thousands)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$20,178	$10,321
Restricted cash	246	246
Accounts and other receivables, net of allowance for uncollectible accounts of $662 and $749, respectively	10,339	9,303
Other current assets	2,658	2,293

Total current assets	33,421	22,163

Property and equipment, net	15,145	12,041
Intangible assets, net	1,664	1,938
Goodwill	4,086	4,073
Other assets	412	370

Total assets	$54,728	$40,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$5,582	$7,295
Accrued liabilities	1,890	2,079
Accrued commissions	1,110	1,058
Current portion of deferred revenue	1,182	898
Current portion of long-term debt and capital lease obligations	1,585	1,334
Warrant liability	—	246

Total current liabilities	11,349	12,910

Long-term debt and capital lease obligations	2,129	8,653
Deferred rent	228	286
Deferred revenue	115	34

Total liabilities	13,821	21,883

Total stockholders’ equity	40,907	18,702

Total liabilities and stockholders’ equity	$54,728	$40,585

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited)

(in thousands except per share data)

	Three months		Six months
	ended June 30,		ended June 30,
	2011	2010	2011	2010
Revenue:
Software	$9,503	$8,327	$18,837	$16,657
Telecom	12,240	12,117	24,241	24,908

Total revenue	21,743	20,444	43,078	41,565

Costs of revenue:
Software	3,993	2,954	7,583	5,677
Telecom	8,733	8,769	17,631	17,885

Total costs of revenue	12,726	11,723	25,214	23,562

Gross profit	9,017	8,721	17,864	18,003

Operating expenses:
Selling and marketing	5,887	4,617	11,097	8,753
Research and development	1,372	1,275	2,772	2,403
General and administrative	3,523	2,980	6,652	5,599

Total operating expenses	10,782	8,872	20,521	16,755

(Loss) income from operations	(1,765)	(151)	(2,657)	1,248
Other income (expense):
Interest income	—	1	—	1
Interest expense	(146)	(48)	(278)	(116)
Other expense	(3)	(3)	(16)	(3)
Change in fair value of warrants	(208)	152	(158)	336

Total other (expense) income	(357)	102	(452)	218

(Loss) income before income taxes	(2,122)	(49)	(3,109)	1,466
Income tax expense	(16)	(14)	(31)	(27)

Net (loss) income	$(2,138)	$(63)	$(3,140)	$1,439

Net (loss) income per common share:
Basic	$(0.06)	$(0.00)	$(0.09)	$0.04
Diluted	$(0.06)	$(0.00)	$(0.09)	$0.04

Weighted average common shares outstanding:
Basic	37,674	34,960	36,902	34,892
Diluted	37,674	34,960	36,902	35,949

SEGMENT REPORTING

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect”. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the three and six months ended June 30, 2011 and 2010 were as follows (in thousands):

	Three months ended June 30, 2011			Three months ended June 30, 2010
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$9,503	$12,240	$21,743	$8,327	$12,117	$20,444
Costs of revenue	3,993	8,733	12,726	2,954	8,769	11,723

Gross profit	5,510	3,507	9,017	5,373	3,348	8,721

Gross margin	58%	29%	42%	65%	28%	43%

Operating expenses:
Direct selling and marketing	4,671	910	5,581	3,591	784	4,375
Direct research and development	1,235	—	1,235	1,117	—	1,117
Indirect	3,132	834	3,966	2,543	837	3,380

(Loss) income from operations	$(3,528)	$1,763	$(1,765)	$(1,878)	$1,727	$(151)

	Six months ended June 30, 2011			Six months ended June 30, 2010
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$18,837	$24,241	$43,078	$16,657	$24,908	$41,565
Costs of revenue	7,583	17,631	25,214	5,677	17,885	23,562

Gross profit	11,254	6,610	17,864	10,980	7,023	18,003

Gross margin	60%	27%	42%	66%	28%	43%

Operating expenses:
Direct selling and marketing	8,820	1,664	10,484	6,527	1,749	8,276
Direct research and development	2,474	—	2,474	2,083	—	2,083
Indirect	5,976	1,587	7,563	4,727	1,669	6,396

(Loss) income from operations	$(6,016)	$3,359	$(2,657)	$(2,357)	$3,605	$1,248

RECONCILIATION of NON-GAAP MEASURES:

“EBITDAS,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, and Stock-Based Compensation and Consolidated and Software Segment Gross Margin excluding non-cash charges, which is calculated as Consolidated and Software Segment gross margin before deductions for Depreciation and Amortization and Stock-Based Compensation, are not measures of financial performance under generally accepted accounting principles (GAAP). EBITDAS and Consolidated and Software Segment Gross Margin excluding non-cash charges are provided for the use of the reader in understanding our operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDAS to Net loss applicable to

common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Quarter ended June 30,
	2011	2010
Net loss	$(2,138)	$(63)
Depreciation and amortization	1,676	1,319
Stock-based compensation	354	358
Interest expense, net	146	47
Income tax expense	16	14

EBITDAS	$54	$1,675

Reconciliation of Consolidated Gross Margin, excluding non-cash charges to

Consolidated Gross Margin as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Quarter ended June 30, 2011		Quarter ended June 30, 2010
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Consolidated gross profit and margin	$9,017	42%	$8,721	43%
Depreciation and amortization	1,340	6%	990	5%
Stock-based compensation	53	0%	71	0%

Consolidated gross profit and margin, excluding non-cash charges	$10,410	48%	$9,782	48%

Reconciliation of Software Segment Gross Margin, excluding non-cash charges to

Software Segment Gross Margin as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Quarter ended June 30, 2011
	Gross Profit	Gross Margin
Software segment gross profit and margin	$5,510	58%
Depreciation and amortization	1,089	11%
Stock-based compensation	50	1%

Software segment gross profit and margin, excluding non-cash charges	$6,649	70%

About inContact

inContact (NASDAQ: SAAS) helps contact centers around the globe create profitable customer experiences through its powerful portfolio of cloud-based contact center software solutions. The company’s services and solutions enable contact centers to operate more efficiently, optimize the cost and quality of every customer interaction, create new pathways to profit and ensure ongoing customer-centric business improvement and growth. To learn more, visit www.inContact.com.

Contacts:

Investor Contact: Neal Feagans Feagans Consulting 303-449-1184	General Contact: Heather Hurst Communications Director 866-698-8911 heather.hurst@inContact.com

inContact® is the registered trademark of inContact, Inc.